Progress Energy Announces Third Quarter Results

Highlights:

•	Reports quarterly ongoing earnings of $1.01 per share, GAAP earnings of $1.25 per share

•	Strong core business earnings offset by non-recurring reduction in synthetic fuel production from reduced 2004 regular tax liability

•	Reports year-to-date ongoing earnings of $2.44 per share, GAAP earnings of $2.33 per share

•	Reaffirms revised 2004 ongoing earnings guidance of $2.95 to $3.10 per share

•	Announces development in IRS audit of Earthco synthetic fuel facilities

RALEIGH, N.C. (November 4, 2004) – Progress Energy [NYSE: PGN] today reported ongoing earnings of $244 million, or $1.01 per share, for the third quarter of 2004 compared with ongoing earnings of $305 million, or $1.28 per share, for the third quarter of 2003. Reported consolidated net income under generally accepted accounting principles (GAAP) was $303 million, or $1.25 per share, for the quarter compared with reported consolidated net income of $318 million, or $1.33 per share, for the third quarter of 2003. See the table below for a reconciliation of ongoing earnings per share to GAAP earnings per share.

“Our core businesses – Progress Energy Carolinas, Progress Energy Florida, and Progress Ventures excluding synthetic fuels – were solid performers during the quarter.” said Bob McGehee, chairman, president and CEO. We have seen some good momentum in these businesses, which have enjoyed revenue growth that we have converted into net income growth.”

“Our service territories – particularly Florida – were severely impacted by Hurricanes Charley, Frances, Ivan and Jeanne,” said McGehee. “I am extremely proud of the way our employees met the challenges presented by those unprecedented four hurricanes. We will work with Florida government officials to establish a method to recover storm-related costs in a way that moderates the impact on customers.”

The primary negative ongoing earnings driver for the quarter was a decrease in synthetic fuel production and the reversal of tax credits as a result of hurricane costs that reduced the company’s projected 2004 regular tax liability. Positive ongoing earnings drivers during the quarter included increased retail revenues at the utilities from customer growth and usage, favorable purchased power costs and the additional return on the investment in the Hines 2 plant at the utilities. In addition, the current quarter had reduced O&M expense from decreased benefit costs and the timing of maintenance projects and nuclear outage planning activities relative to the prior period.

Ongoing earnings for the nine months ended September 30, 2004, were $590 million, or $2.44 per share, compared with ongoing earnings of $661 million, or $2.80 per share, for the same period in 2003. Reported GAAP consolidated net income for the nine months ended September 30, 2004, was $565 million, or $2.33 per share, compared with consolidated net income of $694 million, or $2.94 per share, for the same period in 2003.

“We are reaffirming our previously revised 2004 ongoing earnings guidance of $2.95 to $3.10 per share, and we remain committed to improving our financial flexibility,” said McGehee.

The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share. A detailed discussion of these items is provided later in this release under the caption “Ongoing Earnings Adjustments.”

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share September 30, 2004

	Q3 2004	As Restated Q3 2003*	YTD 2004	As Restated YTD 2003*

Ongoing earnings per share	$ 1.01	$ 1.28	$ 2.44	$ 2.80
Intraperiod tax allocation	0.16	0.15	(0.02)	0.18
CVO mark-to-market	0.08	(0.02)	0.03	(0.02)
NCNG discontinued operations	--	(0.08)	--	(0.02)
SRS litigation settlement	--	--	(0.12)	--

Reported GAAP earnings per share	$ 1.25	$ 1.33	$ 2.33	$ 2.94
Shares outstanding (millions)	243	239	242	236

* Beginning in the fourth quarter of 2003, Progress Energy ceased recording portions of Progress Fuels’ segment operations, primarily synthetic fuel facilities, one month in arrears. Progress Energy has restated previously reported consolidated quarterly earnings to reflect the new reporting periods. The change in Progress Energy’s third quarter 2003 net income was a decrease of $1 million and the change in the nine months ended September 30, 2003 net income was an increase of $14 million. The reported third quarter 2003 and nine months ended September 30, 2003 earnings for Progress Ventures and Progress Fuels included in this release reflect this restatement. See additional information on this restatement in the Supplemental Data schedules of this release.

SIGNIFICANT DEVELOPMENTS

Progress Energy Receives IRS Field Auditors’ Report on Earthco Synthetic Fuel Facilities

On October 29, 2004, Progress Energy received the IRS field auditors’ report on the placed in service issue for the company’s four Earthco facilities. The field auditors concluded that the Earthco facilities were not placed in service by the required date of June 30, 1998, and therefore the auditors recommended that the tax credits produced by those facilities be disallowed. The company continues to believe that the Earthco facilities were placed in service before July 1, 1998, and therefore meet the standard for receiving the credits. The actual operation of the facilities, the actual production of synthetic fuel, the engineer reports and affidavits and the videotapes of the pre-July 1, 1998, operations all attest to that fact. Also, the company does not believe that the field auditors are applying the appropriate legal standard for determining whether the facilities were placed in service as of the required date. The company plans to contest the field auditors’ findings and their proposed disallowance of the Earthco tax credits.

Progress Energy Storm Cost Filings

Hurricanes Charley, Frances, Ivan and Jeanne struck various parts of the company’s service territories in Florida and the Carolinas over a two-month period. These storms inflicted significant damage on the company’s utility infrastructure. Restoration of the company’s systems from hurricane-related damage is estimated at $379 million. Progress Energy Carolinas has estimated restoration costs of $13 million, of which $12 million has been charged to O&M expense and $1 million was charged to capital expenditures. Progress Energy Carolinas is planning to seek deferral of 2004 storm costs from the North Carolina Utilities Commission (NCUC). Progress Energy Florida has estimated total costs of $366 million, of which $55 million has been charged to capital expenditures, and $311 million has been charged to the storm damage reserve pursuant to a regulatory order.

Progress Energy Florida’s storm damage reserve balance at September 30, 2004, was $45 million. The application of $311 million of hurricane restoration costs to the reserve resulted in a negative balance in the storm reserve of $266 million. On November 2, 2004, Progress Energy Florida filed a petition with FPSC to expedite the recovery of $252 million of storm reserve costs from retail ratepayers over a two-year period. The remaining storm reserve costs of $14 million are attributable to wholesale customers. The company believes that such costs are recoverable. The complete press release regarding this filing is available on the company’s Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=10722.

Progress Energy Submits License Renewal Application for Brunswick Nuclear Plant

On October 22, 2004, Progress Energy announced that it had submitted a license renewal application to the U.S. Nuclear Regulatory Commission (NRC) requesting 20 additional years of operation for the two-unit Brunswick Nuclear Plant. The new operating licenses would allow Unit 2 to operate until December 27, 2034 and Unit 1 until September 8, 2036. The NRC’s license renewal safety review is a detailed process that typically takes approximately two years to complete. The complete press release regarding this announcement is available on the company’s Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=10642.

Progress Energy Responds to Moody’s Ratings Action

On October 20, 2004, Moody’s Investors Service (Moody’s) credit rating agency announced that it affirmed its ratings on Progress Energy and changed the rating outlook to negative from stable. Moody’s also placed the ratings of Progress Energy Florida under review for possible downgrade and affirmed the ratings of Progress Energy Carolinas. Moody’s stated that it took this action primarily due to uncertainty regarding the timing of recovery of the hurricane costs in Florida and its impact on continuing balance sheet improvement. The company believes that several of Moody’s short-term concerns will be addressed within the next six to nine months. The complete press release regarding this announcement is available on the company’s Web site at: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PGN&script=410&layout=0&item_id=634045.

Progress Energy Responds to Standard & Poor’s Ratings Action

On October 19, 2004, Standard and Poor’s (S&P) credit rating agency announced that it revised its ratings outlook on Progress Energy, Progress Energy Carolinas and Progress Energy Florida to negative from stable. S&P stated that it took this action primarily due to uncertainty regarding the timing of recovery of the hurricane costs in Florida and its impact on continuing balance sheet improvement. The company continues to be committed to improving its credit metrics in support of a stable investment-grade credit rating and has ample liquidity to meet all of its anticipated needs. The complete press release regarding this announcement is available on the company’s Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=10602.

Progress Energy Announces Cost-Management Initiative

On October 12, 2004, Progress Energy announced to its employees a cost-management initiative to analyze the size and structure of the entire organization and reduce projected operating expenses over the next three years. This initiative is focused on reducing the rate of cost increases throughout the company. These cost initiatives will likely require some workforce reductions. Among the options being considered is a voluntary early-retirement program. By 2007, the company is estimating total reduction in annual recurring costs of at least $75 million from this cost management initiative.

Progress Energy Declares Quarterly Dividend

On September 17, 2004, Progress Energy’s board of directors declared a dividend on the Progress Energy common stock. The quarterly dividend was declared at $0.575 per share, payable on November 1, 2004, to shareholders of record as of October 11, 2004. The complete press release regarding this announcement is available on the company’s Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=10102.

Progress Energy Named to List of Top Utilities for Economic Development

On August 30, 2004, Progress Energy announced that Site Selection magazine has named Progress Energy on its list of “Top Utilities for Economic Development” for the third straight year. Site Selection highlighted Progress Energy as one of the nation’s top 11 utilities based on jobs created and new capital investments in its service area in 2003. The complete press release regarding this announcement is available on the company’s Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=9742.

Progress Energy Announces New $1.13 Billion Five-Year Revolving Credit Agreement

On August 6, 2004, Progress Energy announced that it had entered into a new five-year, $1.13 billion revolving credit agreement. The new credit facility, which expires August 9, 2009, provides support for the company’s commercial paper program. The new facility replaced Progress Energy’s $250 million, 364-day revolving credit agreement and $450 million, three-year revolving credit agreement, both of which were set to expire in November 2004. The complete press release regarding this announcement is available on the company’s Web site at: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PGN&script=410&layout=0&item_id=601541.

LINE-OF-BUSINESS FINANCIAL INFORMATION

Progress Energy Carolinas

Progress Energy Carolinas electric energy operations contributed GAAP net income of $175 million for the quarter compared with $160 million for the same period last year. This quarter’s earnings were positively affected by increased revenues from customer growth and usage, increased other margin from a reduction in purchased power costs and reduced O&M charges related to lower pension and other postretirement benefits (OPEB) expense relative to the prior period. These factors were partially offset by lower wholesale sales.

Progress Energy Carolinas incurred approximately $12 million of O&M costs for hurricane restoration during the quarter compared with $14 million of storm restoration costs in the prior quarter for Hurricane Isabel. Progress Energy Carolinas is planning to seek deferral of 2004 storm costs from the NCUC.

For the nine months ended September 30, 2004, Progress Energy Carolinas electric energy operations contributed GAAP net income of $388 million compared with $383 million for the same period last year.

See the attached Supplemental Data schedules for additional information on Progress Energy Carolinas electric revenues, energy sales, energy supply and weather impacts.

Progress Energy Florida

Progress Energy Florida electric energy operations contributed GAAP net income of $140 million for the quarter compared with $115 million for the same period last year. This quarter’s earnings were positively affected by increased revenues from customer growth and usage, favorable weather, the additional return on the investment in the Hines 2 plant that was placed into service in December 2003, increased wholesale sales and lower O&M charges. O&M charges decreased in the current quarter partially due to a decrease in pension and OPEB expense and the timing of maintenance projects that were delayed in the current quarter due to storm restoration efforts. These projects are expected to be resumed during the fourth quarter. O&M charges were also favorably impacted by the absence of nuclear outage planning activities that occurred in the prior period. These factors were partially offset by decreased revenues from the hurricanes and increased interest costs. Interest costs in 2003 were favorably impacted by the reversal of interest expense accrued for resolved tax matters.

Progress Energy Florida incurred estimated total hurricane restoration costs of $366 million during the quarter, of which $55 million has been charged to capital expenditures, and $311 million has been charged to the storm damage reserve pursuant to a regulatory order. Progress Energy Florida’s storm damage reserve balance at September 30, 2004, was $45 million. The application of $311 million of hurricane restoration costs to the reserve resulted in a negative balance in the storm reserve of $266 million. On November 2, 2004, Progress Energy Florida filed a petition with FPSC to expedite the recovery of $252 million of storm reserve costs from retail ratepayers over a two-year period. The remaining storm reserve costs of $14 million are attributable to wholesale customers. The company believes that such costs are recoverable.

For the nine months ended September 30, 2004, Progress Energy Florida electric energy operations contributed GAAP net income of $273 million compared with $247 million for the same period last year.

See the attached Supplemental Data schedules for additional information on Progress Energy Florida electric revenues, energy sales, energy supply and weather impacts.

Progress Ventures

The Progress Ventures operations consist of Progress Fuels, which includes natural gas production, coal mining, coal terminal services, synthetic fuels production and fuels transportation and delivery, and Competitive Commercial Operations, which includes nonregulated generation and energy marketing activities. The Progress Ventures business unit had a GAAP net loss of $21 million for the quarter compared with GAAP net income of $92 million for the same period last year.

Progress Fuels generated a GAAP net loss of $36 million for the quarter compared with GAAP net income of $79 million for the same period last year. The decrease resulted primarily from lower synthetic fuel production during the quarter, which was partially offset by increased gas prices and volumes and increased coal margins. Within Progress Fuels, synthetic fuels operations generated a GAAP net loss of $57 million for the quarter compared with GAAP net income of $60 million for the same period last year. The decrease in earnings resulted primarily from the reversal of $79 million of tax credits due to the reduction in the company’s projected 2004 tax liability from hurricane costs and lower synthetic fuel sales. In addition, earnings in the prior quarter included a $13 million favorable tax credit true-up from 2002. Total synthetic fuel sales were 2.1 million tons for the quarter compared with 3.0 million tons for the same period last year.

Competitive Commercial Operations contributed GAAP net income of $15 million for the quarter compared with net income of $13 million for the same period last year. This quarter’s results were positively impacted by an increase in margins from serving new and existing contracts. In addition, there was an increase in power sales in the spot market driven by favorable weather and by the addition of the Effingham plant placed into service in August 2003. These items were partially offset by higher fixed charges on the Effingham plant.

For the nine months ended September 30, 2004, the Progress Ventures business unit had GAAP net income of $80 million compared with $199 million for the same period last year. Progress Fuels generated GAAP net income of $69 million for the nine months ended September 30, 2004, compared with $176 million for the same period last year. Within Progress Fuels, synthetic fuels operations generated GAAP net income of $15 million for the nine months ended September 30, 2004, compared with $143 million for the same period last year. Competitive Commercial Operations contributed GAAP net income of $11 million compared with $23 million for the same period last year.

The impact of storm costs from Hurricanes Charley, Frances, Ivan and Jeanne substantially reduced the company’s projected 2004 tax liability. The reduction in income tax liability led to a decrease in synthetic fuel production because of the company’s diminished ability to recognize corresponding Section 29 tax credits. Total synthetic fuel sales were 7.7 million tons for the nine months ended September 30, 2004, compared with 8.5 million tons for the same period last year. The company’s ability to recognize tax credits in 2004 is now based on approximately 5 million tons of sales.

Other Businesses

Other businesses include Progress Rail, Progress Telecom and other small subsidiaries. Other businesses had GAAP net income of $8 million for the quarter compared with a GAAP net loss of $3 million for the same period last year. This quarter’s results were positively impacted by strong sales in the recycling operations at Progress Rail.

For the nine months ended September 30, 2004, other businesses reported a GAAP net loss of $15 million compared with a GAAP net loss of $2 million for the same period in the prior year.

      Progress Rail

Progress Rail had GAAP net income of $8 million for the quarter compared with $1 million for the same period last year. The increase was primarily due to higher volumes and prices in recycling operations and in part to increased production and sales in locomotive and railcar services and engineering and track services.

For the nine months ended September 30, 2004, Progress Rail reported GAAP net income of $17 million compared with a GAAP net loss of less than $1 million for the same period in the prior year.

      Progress Telecom

Progress Telecom recorded a GAAP net loss of $0.4 million for the quarter compared with GAAP net loss of $0.2 million for the same period last year.

For the nine months ended September 30, 2004, Progress Telecom reported a net loss of $3 million compared with net income of $1 million for the same period in the prior year.

Corporate

Corporate results, which primarily include interest expense on holding company debt, posted ongoing operating losses of $58 million for the quarters ended September 30, 2004 and 2003.

For the nine months ended September 30, 2004, corporate results had an operating loss of $165 million compared with an operating loss of $164 million for the same period in the prior year.

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to compare more accurately the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and information included in the Supplemental Data schedules are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment increased earnings per share by $0.16 for the quarter, and by $0.15 for the same period last year, but has no impact on the company’s annual earnings. Since this adjustment varies by quarter but has no impact on Progress Energy’s annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.08 for the quarter and decreased earnings per share by $0.02 for the same period last year. Since changes in the market value of the CVOs do not affect the company’s underlying obligation, management does not consider the adjustment a component of ongoing earnings.

NCNG Discontinued Operations

The sale of NCNG to Piedmont Natural Gas closed on September 30, 2003, and the net proceeds were used to pay down debt. The operations of NCNG are reported as discontinued operations in the accompanying financial statements due to its sale, and therefore management does not believe this activity is representative of the ongoing operations of the company. NCNG had discontinued earnings of $19 million for the quarter ended September 30, 2003.

SRS Litigation Settlement

In June 2004, SRS, a subsidiary of the company, reached a settlement agreement in a civil suit with the San Francisco Unified School District. As a result, the company recorded a charge of approximately $29 million after-tax in the second quarter 2004. Management does not believe this settlement charge is indicative of ongoing operations of the company.

Cumulative Effect of Accounting Changes

Progress Energy recorded the cumulative effect of changes in accounting principles due to the adoption of new FASB accounting guidance. The impact to Progress Energy was due primarily to the new FASB guidance related to the accounting for certain contracts. This guidance discusses whether the pricing in a contract that contains broad market indices qualifies for certain exceptions that would not require the contract to be recorded at its fair value. Progress Energy Carolinas has a purchase power contract with Broad River LLC that did not meet the criteria for an exception, and a fair value adjustment was recorded in the fourth quarter of 2003. Due to the nonrecurring nature of these types of adjustments, management believes it is not representative of the 2003 operations of Progress Energy.

Impairments and One-Time Charges

During the fourth quarter of 2003, the company recorded after-tax impairments of its Affordable Housing portfolio and certain assets at the Kentucky May Coal Company. Management does not believe these impairments and one-time charges are representative of the ongoing operations of the company.

*****

This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com.

Progress Energy’s conference call with the investment community will be held November 4, 2004, at 10 a.m. ET (7 a.m. PT) and will be hosted by Geoff Chatas, executive vice president and chief financial officer. Investors, media and the public are invited to listen to the conference call by dialing 913-981-4911, confirmation code 867784. Should technical difficulties be encountered, please contact Tammy Blankenship at 919-546-2233. A playback of the call will be available from 1 p.m. ET November 4 through midnight November 18, 2004. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 867784.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for those unable to listen in real time.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company’s holdings include two electric utilities serving approximately 2.9 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made. Examples of factors that you should consider with respect to any forward-looking statements made in this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity; our ability to recover through the regulatory process, the costs associated with the four hurricanes that impacted our service territory in 2004 or other significant weather events, and the timing of such recovery; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on our facilities and our businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the impact that increases in our leverage may have on us; our ability to maintain our current credit ratings; the impact of derivative contracts used in the normal course of our business; investment performance of pension and benefit plans and the ability to control costs; the availability and use of Internal Revenue Code Section 29 (Section 29) tax credits by synthetic fuel producers, and our continued ability to use Section 29 tax credits related to our coal and synthetic fuels businesses; the impact to our financial condition and performance in the event that we are required to refund previously taken Section 29 tax credits; our ability to manage the risks involved with the operation of our nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history; our ability to manage the risks associated with our energy marketing operations; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the effect each such factor will have on us.

###

Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Garrick Francis, 919-546-6189, or toll-free 877-641-NEWS (6397)

PROGRESS ENERGY, INC.
CONSOLIDATED INTERIM FINANCIAL STATEMENTS
September 30, 2004

UNAUDITED CONSOLIDATED STATEMENTS of INCOME

	Three Months Ended September 30		Nine Months Ended September 30

(in millions except per share data)	2004	2003	2004	2003

Operating Revenues
Utility	$ 2,043	$ 1,914	$ 5,449	$ 5,151
Diversified business	732	543	2,002	1,543

Total Operating Revenues	2,775	2,457	7,451	6,694

Operating Expenses
Utility
Fuel used in electric generation	556	489	1,517	1,294
Purchased power	269	254	671	667
Operation and maintenance	324	369	1,059	1,068
Depreciation and amortization	213	220	622	664
Taxes other than on income	114	107	328	304
Diversified business
Cost of sales	620	455	1,797	1,346
Depreciation and amortization	52	45	143	114
Other	43	42	131	130

Total Operating Expenses	2,191	1,981	6,268	5,587

Operating Income	584	476	1,183	1,107

Other Income (Expense)
Interest income	2	2	9	8
Other, net	36	(2)	11	(17)

Total Other Income (Expense)	38	--	20	(9)

Interest Charges
Net interest charges	160	147	486	462
Allowance for borrowed funds used during construction	(2)	(2)	(5)	(7)

Total Interest Charges, Net	158	145	481	455

Income from Continuing Operations before Income Tax and	464	331	722	643
Cumulative Effect of Change in Accounting Principle
Income Tax Expense (Benefit)	161	(6)	158	(55)

Income from Continuing Operations before Cumulative Effect of	303	337	564	698
Change in Accounting Principle
Discontinued Operations, Net of Tax	--	(19)	1	(5)

Income before Cumulative Effect of Change in Accounting	303	318	565	693
Principle
Cumulative Effect of Change in Accounting Principle, Net of
Tax	--	--	--	1

Net Income	$ 303	$ 318	$ 565	$ 694

Average Common Shares Outstanding	243	239	242	236

Basic Earnings per Common Share
Income from Continuing Operations before Cumulative
Effect of Change in Accounting Principle	$ 1.25	$ 1.41	$ 2.33	$ 2.96
Discontinued Operations, Net of Tax	--	(0.08)	0.00	(0.02)
Net Income	$ 1.25	$ 1.33	2.33	2.94

Diluted Earnings per Common Share
Income from Continuing Operations before Cumulative
Effect of Change in Accounting Principle	$ 1.24	$ 1.40	$ 2.32	$ 2.95
Discontinued Operations, Net of Tax	--	(0.08)	$ 0.00	(0.02)
Net Income	$ 1.24	$ 1.32	$ 2.32	$ 2.93

Dividends Declared per Common Share	$ 0.575	$ 0.560	$ 1.725	$ 1.680

This financial information should be read in conjunction with the Company’s Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to by any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30	December 31
ASSETS	2004	2003

Utility Plant
Utility plant in service	$ 22,068	$ 21,675
Accumulated depreciation	(8,417)	(8,169)
Utility plant in service, net	13,651	13,506
Held for future use	13	13
Construction work in progress	680	634
Nuclear fuel, net of amortization	220	228

Total Utility Plant, Net	14,564	14,381

Current Assets
Cash and cash equivalents	57	273
Accounts receivable	794	798
Unbilled accounts receivable	231	217
Inventory	935	795
Deferred fuel cost	382	317
Prepayments and other current assets	397	375

Total Current Assets	2,796	2,775

Deferred Debits and Other Assets
Regulatory assets	894	612
Nuclear decommissioning trust funds	993	938
Diversified business property, net	2,186	2,158
Miscellaneous other property and investments	454	464
Goodwill	3,719	3,726
Prepaid pension costs	474	462
Intangibles, net	295	327
Other assets	245	253

Total Deferred Debits and Other Assets	9,260	8,940

Total Assets	$ 26,620	$ 26,096

Capitalization and Liabilities

Common Stock Equity
Common stock without par value, 500 million shares authorized,
247 and 246 million shares issued and outstanding, respectively	$ 5,339	$ 5,270
Unearned restricted shares	(15)	(17)
Unearned ESOP shares	(76)	(89)
Accumulated other comprehensive loss	(62)	(50)
Retained earnings	2,475	2,330

Total Common Stock Equity	7,661	7,444

Preferred Stock of Subsidiaries-Not Subject to Mandatory Redemption	93	93
Long-Term Debt, Affiliate	309	309
Long-Term Debt , Net	9,245	9,625

Total Capitalization	17,308	17,471

Current Liabilities
Current portion of long-term debt	348	868
Accounts payable and accrued liabilities	940	643
Interest accrued	154	209
Dividends declared	141	140
Short-term obligations	668	4
Customer deposits	174	167
Other current liabilities	652	580

Total Current Liabilities	3,077	2,611

Deferred Credits and Other Liabilities
Accumulated deferred income taxes	807	737
Accumulated deferred investment tax credits	179	190
Regulatory liabilities	2,977	2,885
Asset retirement obligations	1,323	1,271
Other liabilities	949	931

Total Deferred Credits and Other Liabilities	6,235	6,014

Commitments and Contingencies (Note 15)

Total Capitalization and Liabilities	$ 26,620	$ 26,096

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS of CASH FLOWS

Nine Months Ended September 30
(in millions)	2004	2003

Operating Activities
Net income	$ 565	$ 694
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(1)	5
Cumulative effect of change in accounting principle	--	(1)
Depreciation and amortization	857	853
Deferred income taxes	124	(208)
Investment tax credit	(11)	(12)
Deferred fuel credit	(65)	(144)
Cash provided (used) by changes in operating assets and liabilities
Accounts receivable	(32)	(77)
Inventories	(32)	63
Prepayments and other current assets	(54)	30
Accounts payable	53	(22)
Income taxes, net	(25)	140
Other current liabilities	(3)	(13)
Other	(59)	123

Net Cash Provided by Operating Activities	1,317	1,431

Investing Activities
Gross utility property additions	(704)	(759)
Diversified business property additions	(181)	(476)
Nuclear fuel additions	(63)	(96)
Contributions to nuclear decommissioning trust	(26)	(26)
Investments in non-utility activities	(12)	(11)
Acquisition of intangibles	(1)	(198)
Proceeds from sales of investments and assets	101	478
Net decrease in restricted cash	5	22
Other	(8)	(4)

Net Cash Used in Investing Activities	(889)	(1,070)

Financing Activities
Issuance of common stock	58	284
Purchase of common stock	(7)	(7)
Issuance of long-term debt	1	1,243
Net increase (decrease) in short-term indebtedness	664	(696)
Net decrease in cash provided by checks drawn in excess of bank balances	(52)	(53)
Retirement of long-term debt	(905)	(699)
Dividends paid on common stock	(423)	(403)
Other	20	9

Net Cash Used in Financing Activities	(644)	(322)

Net (Decrease) Increase in Cash and Cash Equivalents	(216)	39
Cash and Cash Equivalents at Beginning of Period	273	61

Cash and Cash Equivalents at End of Period	$ 57	$ 100

Supplemental Disclosures of Cash Flow Information
Cash paid during the year - interest (net of amount capitalized)	$ 519	$ 516
income taxes (net of refunds)	$ 112	$ 97

Progress Energy, Inc.
SUPPLEMENTAL DATA — Page S-1
Earnings Variances
Third Quarter 2004 vs. 2003

                                           Regulated Utilities
                                          ---------------------
                                                                                         Corporate and
                                                                                             Other
($ per share)                             Carolinas   Florida      Fuels        CCO        Businesses           Consolidated
                                          ----------  ---------   ---------  ----------  -----------------------------------

2003 GAAP earnings                             0.67       0.48        0.33        0.05        (0.20)                   1.33
Intraperiod tax allocation                        -          -           -           -        (0.15)  A               (0.15)
CVO mark-to-market                                -          -           -           -         0.02   B                0.02
NCNG discontinued operations                      -          -           -           -         0.08   C                0.08
                                          ----------  ---------   ---------  ----------  -----------          --------------
2003 ongoing earnings                          0.67       0.48        0.33        0.05        (0.25)                   1.28
                                          ----------  ---------   ---------  ----------  -----------          --------------

Weather - retail                              (0.01)      0.02           -           -            -                    0.01
Other retail - growth and usage                0.04          -           -           -            -   D                0.04
Wholesale                                     (0.04)      0.02           -           -            -   E               (0.02)
Retail revenue sharing                            -          -           -           -            -                       -
Other margin                                   0.06       0.04           -           -            -   F                0.10

O&M                                            0.03       0.09           -           -            -   G                0.12

Utility depreciation and amortization         (0.01)     (0.01)          -           -            -                   (0.02)

Other                                         (0.01)         -           -           -            -                   (0.01)

Interest charges                                  -      (0.05)          -           -         0.02   H, I            (0.03)

Net diversified business                          -          -       (0.47)       0.01         0.02   J, K            (0.44)

Share dilution                                (0.01)     (0.01)      (0.01)          -         0.01   L               (0.02)

                                          ----------  ---------   ---------  ----------  -----------          --------------
2004 ongoing earnings                          0.72       0.58       (0.15)       0.06        (0.20)                   1.01
                                          ----------  ---------   ---------  ----------  -----------          --------------
Intraperiod tax allocation                        -          -           -           -         0.16   A                0.16
CVO mark-to-market                                -          -           -           -         0.08   B                0.08
                                          ----------  ---------   ---------  ----------  -----------          --------------
2004 GAAP earnings                             0.72       0.58       (0.15)       0.06         0.04                    1.25
                                          ----------  ---------   ---------  ----------  -----------          --------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A —	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B —	Impact of change in market value of outstanding CVOs.
C —	Sale of NCNG to Piedmont Natural Gas which was finalized on September 30, 2003.
D —	Florida — Growth and usage for the quarter increased $0.03 per share and was offset by lost revenues from the storms of $0.03 per share.

E —	Carolinas — Wholesale margins decreased due to weaker power market conditions, increased fuel prices and lower contracted capacity. Florida — Wholesale increase driven by extension of several existing contracts and signing of new contracts.
F —	Carolinas — The increase is due to favorability of purchased power costs. Florida — Primarily return on investment on Hines 2, which was placed in service in December 2003, and favorable transmission and wheeling revenues.
G —	Carolinas — Lower O&M due primarily to favorable pension and OPEB costs based on the latest actuarial valuation. Florida — Lower O&M due to favorable pension and OPEB costs based on the latest actuarial valuation, nuclear outage planning activities in the prior year and the delay of several major projects due to storm restoration work.
H —	Florida — Interest costs in 2003 were favorably impacted by the reversal of interest expense accrued for resolved tax matters.
I —	Corporate and Other Businesses — Reduction in interest expense is due to repayment of $500M of debt at the Holding Company during the first quarter of 2004.
J —	Fuels — The decrease resulted primarily from lower synthetic fuel sales and the reversal of tax credits due to the reduction in the company’s projected 2004 tax liability from hurricane costs.
K —	Corporate and Other Businesses — Increase primarily due to increased profitability from the Rail business due to favorable recycling margins.
L —	Due to the impact of issuances under Investor Plus and Employee Benefit programs.

Progress Energy, Inc.
SUPPLEMENTAL DATA — Page S-2
Earnings Variances
Year-to-Date 2004 vs. 2003

                                      Regulated Utilities
                                      -------------------
                                                                             Corporate and
                                                                                 Other
($ per share)                         Carolinas Florida    Fuels      CCO      Businesses         Consolidated
                                      --------  --------  --------  -------- ---------------------------------

2003 GAAP earnings                       1.62      1.04      0.74      0.10      (0.56)                  2.94
Intraperiod tax allocation                                                       (0.18) A               (0.18)
CVO mark-to-market                                                                0.02  B                0.02
NCNG discontinued operations                                                      0.02  C                0.02
                                      --------  --------  --------  -------- ----------        ---------------
2003 ongoing earnings                    1.62      1.04      0.74      0.10      (0.70)                  2.80
                                      --------  --------  --------  -------- ----------        ---------------

Weather - retail                         0.09     (0.02)        -         -          -                   0.07
Other retail - growth and usage          0.08      0.02         -         -          -  D                0.10
Wholesale                               (0.17)     0.03         -         -          -  E               (0.14)
Retail revenue sharing                      -      0.05         -         -          -  F                0.05
Other margin                             0.05      0.10         -         -          -  G                0.15

O&M                                     (0.02)     0.05         -         -          -  H                0.03

Service Company reallocation prior years(0.04)        -      0.01      0.01       0.02  I                0.00

Utility depreciation and amortization    0.06     (0.04)        -         -          -  J                0.02

Other                                   (0.03)    (0.02)        -         -          -  K               (0.05)

Interest charges                            -     (0.05)        -     (0.03)      0.01  L, M            (0.07)

Net diversified business                    -         -     (0.46)    (0.03)      0.03  N,O,P           (0.46)

Share dilution                          (0.04)    (0.03)    (0.01)        -       0.02  Q               (0.06)

                                      --------  --------  --------  -------- ----------        ---------------
2004 ongoing earnings                    1.60      1.13      0.28      0.05      (0.62)                  2.44
                                      --------  --------  --------  -------- ----------        ---------------
Intraperiod tax allocation                  -         -         -         -      (0.02) A               (0.02)
CVO mark-to-market                          -         -         -         -       0.03  B                0.03
SRS Litigation Settlement                   -         -         -         -      (0.12) R               (0.12)
                                      --------  --------  --------  -------- ----------        ---------------
2004 GAAP earnings                       1.60      1.13      0.28      0.05      (0.73)                  2.33
                                      --------  --------  --------  -------- ----------        ---------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A —	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B —	Impact of change in market value of outstanding CVOs.
C —	Sale of NCNG to Piedmont Natural Gas which was finalized on September 30, 2003.
D —	Florida — Growth and usage for the year increased $0.05 per share and was partially offset by lost revenues from the storms of $0.03 per share.
E —	Carolinas — Wholesale decrease primarily driven by favorable 2003 weather that led to increased off-system sales. Additionally, 2004 margins were decreased by weaker power market conditions, increased fuel prices and lower contracted capacity. Florida — Wholesale increase driven by extension of several existing contracts and signing of new contracts.
F —	Florida — Lower revenue sharing due to additional refund for 2002 recorded in 2003.
G —	Carolinas — The increase is due to favorability of purchased power costs. Florida — Primarily return on investment on Hines 2 which was placed in service in December 2003, and favorable transmission and wheeling revenues.
H —	Carolinas — Higher O&M primarily due to increased business unit spending as a result of nuclear outages in Q2 2004, offset by favorable pension and OPEB costs based on the latest actuarial valuation. Florida — Lower O&M due to favorable pension and OPEB costs based on the latest actuarial valuation, nuclear outage planning activities in the prior year and the delay of several major projects due to storm restoration work.
I —	Reallocation of Service Company costs (retroactive component for 2001 and 2002) in accordance with SEC PUHCA Audit in Q1 2003.
J —	Carolinas — Reduced depreciation expense due primarily to lower rates based on depreciation study filed in Q1 2004. Florida — Increased depreciation expense due primarily to property additions.
K —	Carolinas — Increase in other cost is due primarily to an increase in property taxes and an increase in income taxes due to a reduction in Affordable Housing tax credits over the prior year. Florida — Increase is due primarily to an increase in property taxes due to increases in property balances and property tax rates.
L —	Florida — Interest costs in 2003 were favorably impacted by the reversal of interest expense accrued for resolved tax matters.
M —	CCO — Interest is no longer capitalized related to construction at nonregulated generation plants due to completion of the plants on which interest was capitalized.
N —	Fuels — The decrease resulted primarily from lower synthetic fuel sales and the reversal of tax credits due to the reduction in the company’s projected 2004 tax liability from hurricane costs.
O —	CCO — Decrease due to: 1) mark-to-market losses on a contract, 2) increased depreciation and amortization charges and fixed costs as a result of additional plants being placed in service, and 3) receipt of a termination payment for a tolling contract received in Q1 2003. These items were partially offset by favorable margins on several contracts.
P —	Corporate and Other Businesses — Increase primarily due to increased profitability from the Rail business due to favorable recycling margins.
Q —	Due to the impact of issuances under Investor Plus and Employee Benefit programs.
R —	Impact of SRS settlement reached in civil proceedings.

Progress Energy, Inc.
SUPPLEMENTAL DATA — Page S-3
Unaudited

                                       ----------------------------   ----------------------------- ---------------------
                                           Three Months Ended              Three Months Ended        Percentage Change
                                           September 30, 2004              September 30, 2003       From September 30, 2003
                                       ----------------------------   ----------------------------- ---------------------
                                                           Total                            Total
                                                         Progress                          Progress
Utility Statistics                     Carolinas Florida  Energy       Carolinas Florida    Energy   Carolinas   Florida
                                       ----------------------------   ----------------------------- ---------------------

Operating Revenues (in millions)
    Retail
      Residential                        $387     $554        $941        $385    $502        $887      0.5%    10.4%
      Commercial                          256      242         498         250     214         464      2.4      13.1
      Industrial                          188       64         252         179      57         236      5.0      12.3
      Other retail                         24       56          80          24      49          73        -      14.3
      Provision for retail revenue
        sharing -2004                       -        5           5           -       4           4
-------------------------------------------------------------------   ----------------------------- --------   -------
            Total Retail                 $855     $921      $1,776        $838    $826      $1,664      2.0      11.5
  Unbilled                                (11)      (5)        (16)        (24)     (4)        (28)
  Wholesale                               146       79         225         174      52         226    (16.1)     51.9
  Miscellaneous revenue                    24       34          58          22      30          52      9.1      13.3
-------------------------------------------------------------------   ----------------------------- --------   -------
            Total Electric             $1,014   $1,029      $2,043      $1,010    $904      $1,914      0.4%    13.8%
-------------------------------------------------------------------   ----------------------------- --------   -------

Energy Sales (millions of kWh)
    Retail
      Residential                       4,405    5,981      10,386       4,424   5,739      10,163     (0.4)%     4.2%
      Commercial                        3,752    3,334       7,086       3,687   3,334       7,021      1.8         -
      Industrial                        3,550    1,014       4,564       3,413   1,028       4,441      4.0      (1.4)
      Other retail                        414      818       1,232         420     805       1,225     (1.4)      1.6
-------------------------------------------------------------------   ----------------------------- --------   -------
          Total Retail                 12,121   11,147      23,268      11,944  10,906      22,850      1.5       2.2
    Unbilled                             (300)    (146)       (446)       (464)   (112)       (576)
    Wholesale                           3,244    1,394       4,638       3,950   1,006       4,956    (17.9)     38.6
-------------------------------------------------------------------   ----------------------------- --------   -------
            Total Electric             15,065   12,395      27,460      15,430  11,800      27,230     (2.4)%     5.0%
-------------------------------------------------------------------   ----------------------------- --------   -------

Energy Supply (millions of kWh)
  Generated - steam                     7,037    6,250      13,287       7,676   6,539      14,215
              nuclear                   6,395    1,606       8,001       6,294   1,626       7,920
              hydro                       198        -         198         221       -         221
              combustion turbines/
                combined cycle            814    2,684       3,498         816   1,911       2,727
  Purchased                             1,198    2,604       3,802       1,318   2,529       3,847
-------------------------------------------------------------------   -----------------------------
            Total Energy Supply        15,642   13,144      28,786      16,325  12,605      28,930
              (Company Share)
-------------------------------------------------------------------   -----------------------------

Impact of Weather to Normal on Retail Sales
    Heating Degree Days - Actual            8        -                      18       -                (55.6) %      - %
                        - Normal           17        -                      17       -

    Cooling Degree Days - Actual          953    2,231                     986   2,077                 (3.3) %    7.4%
                        - Normal        1,054    2,299                   1,082   2,299

Impact of retail weather to normal
   on EPS                              ($0.04)  ($0.01)     ($0.05)     ($0.04) ($0.03)     ($0.07)
-------------------------------------------------------------------   -----------------------------

                                       ----------------------------   ----------------------------- ---------------------
                                            Nine Months Ended              Nine Months Ended         Percentage Change
                                           September 30, 2004              September 30, 2003       From September 30, 2003
                                       ----------------------------   ----------------------------- ---------------------
                                                           Total                            Total
                                                         Progress                          Progress
Utility Statistics                     Carolinas Florida  Energy       Carolinas Florida    Energy   Carolinas   Florida
                                       ----------------------------------------------------------------------------------

Operating Revenues (in millions)
    Retail
      Residential                      $1,041   $1,378      $2,419        $990  $1,300      $2,290      5.2%     6.0%
      Commercial                          677      637       1,314         650     557       1,207      4.2      14.4
      Industrial                          496      192         688         482     160         642      2.9      20.0
      Other retail                         62      155         217          60     133         193      3.3      16.5
      Provision for retail
         revenue sharing - 2004             -       (1)         (1)          -       -           -
      Provision for retail
         revenue sharing - 2003             -       (1)         (1)          -      (6)         (6)
      Provision for retail
         revenue sharing - 2002             -        -           -           -     (18)        (18)
-------------------------------------------------------------------   ----------------------------- --------   -------
            Total Retail               $2,276   $2,360      $4,636      $2,182  $2,126      $4,308      4.3      11.0
  Unbilled                                 (9)      13           4         (32)      3         (29)
  Wholesale                               441      199         640         538     173         711    (18.0)     15.0
  Miscellaneous revenue                    68      101         169          64      97         161      6.3       4.1
-------------------------------------------------------------------   ----------------------------- --------   -------
            Total Electric             $2,776   $2,673      $5,449      $2,752  $2,399      $5,151      0.9%    11.4%
-------------------------------------------------------------------   ----------------------------- --------   -------

Energy Sales (millions of kWh)
    Retail
      Residential                      12,671   14,777      27,448      12,063  14,996      27,059      5.0%    (1.5)%
      Commercial                        9,982    8,766      18,748       9,616   8,727      18,343      3.8       0.4
      Industrial                        9,823    3,088      12,911       9,616   2,951      12,567      2.2       4.6
      Other retail                      1,096    2,241       3,337       1,081   2,204       3,285      1.4       1.7
-------------------------------------------------------------------   ----------------------------- --------   -------
          Total Retail                 33,572   28,872      62,444      32,376  28,878      61,254      3.7      (0.0)
    Unbilled                             (280)     509         229        (549)    441        (108)
    Wholesale                          10,148    3,809      13,957      11,870   3,172      15,042    (14.5)     20.1
-------------------------------------------------------------------   ----------------------------- --------   -------
            Total Electric             43,440   33,190      76,630      43,697  32,491      76,188     (0.6)%     2.2%
-------------------------------------------------------------------   ----------------------------- --------   -------

Energy Supply (millions of kWh)
  Generated - steam                    22,164   16,938      39,102      22,094  17,307      39,401
              nuclear                  17,740    4,972      22,712      18,003   5,011      23,014
              hydro                       563        -         563         778       -         778
              combustion turbines/
                combined cycle          1,713    6,218       7,931       1,273   4,907       6,180
  Purchased                             3,002    7,097      10,099       3,608   7,149      10,757
-------------------------------------------------------------------   -----------------------------
            Total Energy Supply        45,182   35,225      80,407      45,756  34,374      80,130
               (Company Share)
-------------------------------------------------------------------   -----------------------------

Impact of Weather to Normal on Retail Sales
    Heating Degree Days - Actual        2,064      385                   2,046     482                  0.9%  (20.1)%
                        - Normal        1,909      385                   1,910     385

    Cooling Degree Days - Actual        1,610    3,321                   1,402   3,335                 14.8%   (0.4)%
                        - Normal        1,598    3,471                   1,637   3,471

Impact of retail weather to normal
   on EPS                               $0.04   ($0.02)      $0.02      ($0.05)  $0.00      ($0.05)
-------------------------------------------------------------------   -----------------------------

Progress Energy, Inc.
SUPPLEMENTAL DATA — Page S-4
Unaudited

Financial Statistics	September 30
	2004	2003

Return on average common stock equity
(12 months ended)	8.7%	11.9%
Book value per common share	$ 31.57	$ 30.40
Capitalization
Common stock equity	41.8%	40.5%
Preferred stock of subsidiary -
redemption not required	0.5	0.5
Total debt	57.7	59.0

Total Capitalization	100.0%	100.0%

ONGOING EARNINGS BY BUSINESS LINE

The following table provides an update to Progress Energy’s 2004 projected ongoing earnings through the third quarter of 2004. On September 24, 2004, Progress Energy revised its 2004 ongoing earnings per share guidance to $2.95 to $3.10 per share from $3.50 to $3.65 per share. This revision was due to a decrease in synthetic fuel production as a result of hurricane costs that reduced the company’s projected 2004 regular tax liability.

($ in millions)	Nine months ended
September 30, 2004

Utilities	661
Progress Ventures
Competitive Commercial Operations	11
Progress Fuels	54
Synthetic Fuels	15
Other Diversified	14
Corporate Costs	(165)

Ongoing Earnings*	$ 590
Intraperiod tax allocation	(6)
CVO mark-to-market	7
NCNG discontinued operations	1
SRS litigation settlement	(29)

Reported GAAP Earnings*	$ 565

*Totals may not foot due to rounding

Progress Energy, Inc.
SUPPLEMENTAL DATA — Page S-5
Unaudited

2003 Quarterly Restatement of Subsidiary Reporting Period Change

Beginning in the fourth quarter of 2003, the Company ceased recording portions of the Progress Fuels’ segment operations, primarily synthetic fuel facilities, one month in arrears. As a result, earnings for the year ended December 31, 2003 included 13 months of these operations, resulting in a net income increase of $2 million for the year. The Company restated previously reported consolidated quarterly earnings to reflect the new reporting periods, resulting in four months of earnings in the restated first quarter 2003 net income. The resulting impact for each quarter is outlined in the tables below.

                                                                       2003
                                                 ---------------------------------------------------
                                                         Q1        Q2         Q3       Q4    Total
----------------------------------------------------------------------------------------------------
Published Quarterly Ongoing earnings                  $184      $157      $306      $197      $844
Adjustment for Subsidiary Reporting Period Change       11         4        (1)      (14)        -
----------------------------------------------------------------------------------------------------
Restated Quarterly Ongoing earnings                   $195      $161      $305      $183      $844

                                                                       2003
                                                 ---------------------------------------------------
                                                         Q1        Q2         Q3       Q4    Total
----------------------------------------------------------------------------------------------------
Reported Quarterly GAAP net income                    $208      $153      $319      $102      $782
Adjustment for Subsidiary Reporting Period Change       11         4        (1)      (14)        -
----------------------------------------------------------------------------------------------------
Restated Reported Quarterly GAAP Net Income           $219      $157      $318       $88      $782

Reconciliation of Restated Quarterly Ongoing earnings to Restated Quarterly Reported GAAP net income:

                                                                       2003
                                                 ---------------------------------------------------
                                                         Q1        Q2         Q3       Q4    Total
----------------------------------------------------------------------------------------------------
Ongoing Earnings                                      $195      $161      $305      $183      $844
   CVO mark-to-market*                                   2        (2)       (5)       (4)       (9)
   NCNG discontinued operations*                        11         3       (18)       (4)       (8)
   Cumulative effect of accounting changes*              1         -         -       (22)      (21)
   Impairments and one-time charges*                     -         -         -       (24)      (24)
   Intraperiod tax allocation*                          10        (5)       36       (41)        -
----------------------------------------------------------------------------------------------------
Reported GAAP net income                              $219      $157      $318       $88      $782
*See explanation for ongoing earnings adjustments under the caption “Ongoing Earnings Adjustments” in the text of the press release.